HSBC USA INC. Reverse Convertible Notes Linked to an Equally Weighted Basket of Equities
Filed Pursuant to Rule 433
Registration No. 333-133007
March 5, 2007

FREE WRITING PROSPECTUS
(To the Prospectus dated April 5, 2006,
Prospectus Supplement dated July 3, 2006 and the
Product Supplement dated July 31, 2006)

Terms used in this free writing prospectus are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus. The notes are not principal protected, and you may lose some or all of your principal.

This free writing prospectus relates to one note offering linked to the performance of an equally-weighted basket of six reference assets. The purchaser of a note will acquire a security linked to an equally-weighted basket of six reference assets as further described herein. Although the offering relates to the performance of an equally-weighted basket of six reference assets, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference assets or as to the suitability of an investment in the related notes. The following key terms relate to this notes offering:

• Aggregate Principal Amount: TBD
• Offering Period End Date: [March 5, 2007 at 2:00 pm, New York City time]
• Initial Public Offering Price: 100 per cent
• Initial Valuation Date: March 5, 2007
• Issue Date: March 8, 2007
• Final Valuation Date: September 5, 2007, subject to adjustment as described herein
• Maturity Date: 3 business days after the final valuation date, which is expected to be September 10, 2007
• Interest Rate (Per Annum): 15.00%

• Interest Payment Dates: The [8th] calendar day of each month following the issue date (or if that is not a business day, the following business day), commencing on April 8, 2007 and ending on the maturity date
• Initial Price: With respect to each reference asset, the applicable market price on the initial valuation date
• Barrier Price: With respect to each reference asset, the product of the applicable barrier level for a reference asset multiplied by the applicable initial price of such reference asset
• Term of Notes: 6 months
• Cusip: 40428H HP 0
• ISIN: US40428HHP01
• Listing: The notes will not be listed on any U.S. securities exchange or quotation system

REFERENCE ASSET/ REFERENCE ISSUER (TICKER)	INITIAL PRICE	BARRIER LEVEL	WEIGHTING(1)	CASH DELIVERY AMOUNT (FOR EACH $1,000 OF NOTES)	PHYSICAL DELIVERY AMOUNT(FOR EACH $1,000 OF NOTES)(2)
OMNIVISION TECHNOLOGIES, INC (OVTI).	TBD	70.00%	16.667%	$166.67	TBD
CONTINENTAL AIRLINES, INC. (CAL)	TBD	70.00%	16.667%	$166.67	TBD
RAMBUS INC. (RMBS)	TBD	70.00%	16.667%	$166.67	TBD
FRONTIER OIL CORPORATION (FTO)	TBD	70.00%	16.667%	$166.67	TBD
NYSE Group, Inc. (NYX)	TBD	70.00%	16.667%	$166.67	TBD
Elan Corporation, plc (ELN)	TBD	70.00%	16.667%	$166.67	TBD
(1) The weighting of each reference asset is rounded to the nearest thousandth.
(2) Fractional shares to be paid in cash
See “Risk Factors” in this free writing prospectus beginning on page FWP-2, in the product supplement beginning on page PS-3 and in the prospectus supplement beginning on page S-3 for a description of risks relating to an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.
AGENT’S DISCOUNT OR COMMISSION PER NOTE / TOTAL (1)	PROCEEDS TO US PER NOTE / TOTAL
TBD / TBD	TBD / TBD
(1) Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission per Note / Total,” above.

HSBC SECURITIES (USA) INC. March 5, 2007

GENERAL TERMS

This free writing prospectus relates to one note offering linked to the performance of an equally-weighted basket of six reference assets identified on the cover page. The purchaser of a note will acquire a security linked to the performance of an equal weighted basket of six reference assets as further described herein. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference assets identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference assets or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated July 3, 2006 and the product supplement dated July 31, 2006. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-2 of this free writing prospectus, PS-3 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement and product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000110465906049988/a06-17097_1424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758_3424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

RISK FACTORS

The following highlights some, but not all, of the risk considerations relevant to investing in a note. Investing in the notes is not equivalent to investing directly in the reference assets. We urge you to read the section “Risk Factors” beginning on page PS-3 of the product supplement and page S-3 of the prospectus supplement. As you review “Risk Factors” in the prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances;” and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”.

1.	The notes are not principal protected and you may lose some or all of your principal.

The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invested, if, with respect to any reference asset, both of the following are true: (a) between the initial valuation date and the final valuation date, inclusive, the market price (as defined below) of such reference asset on any day is below its respective barrier price and (b) the final price of such reference asset is lower than its initial price. If the above two conditions are true with respect to any reference asset, at maturity and for each $1,000 of notes, you will receive the physical delivery amount for such reference asset (with any fractional shares relating to such reference asset to be paid in cash in an amount equal to the fractional shares relating to such reference asset multiplied by the final price of such reference asset).

For each $1,000 of the notes and with respect to any reference asset, you will receive a cash delivery amount (as defined below) relating to such reference asset if, and only if, either of the following is true: (a) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset falls below its respective barrier price on any day, but the final price of such reference asset is equal to or greater than the initial price of such reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset never falls below its respective barrier price on any day.

If you receive the physical delivery amount(s) (as defined below) with regard to one or more reference assets at maturity, the amount you will receive at maturity will be less than the principal amount of your notes and may be zero. Accordingly, you may lose up to the entire principal amount of your notes.

In respect of each reference asset, you will receive either a cash delivery amount or a physical delivery amount relating to such reference asset. Thus, because the notes are linked to the performance of six reference assets in an equally-weighted basket, the total payment at maturity may consist of cash delivery amounts, physical delivery amount or a combination of cash delivery amount(s) and physical delivery amount(s).

We cannot predict the final price of any reference asset on the final valuation date.

You may lose some or all of your principal if you invest in the notes.

2.	You are exposed to the risks of each reference asset.

Your total payment at maturity depends on the performance of each of the six reference assets in an equally-weighted basket. You should therefore be prepared to be equally exposed to the risks related to each of the reference assets. Poor performance by any one of the reference assets over the term of notes may negatively affect your total payment at maturity and will not be offset or mitigated by positive performance by any of the other reference assets.
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3.	You will not participate in any appreciation in the value of any reference asset.

You will not participate in any appreciation in the value of any reference asset. If the final price of any reference asset is greater than the initial price of such reference asset, the sum of any interest payments you receive during the term of the notes and the cash delivery amount you receive with respect to such reference asset at maturity will not reflect the positive performance of such reference asset or any appreciation in the values of the other reference assets. Under no circumstances, regardless of the extent to which the value of any reference asset appreciates, will your return exceed the interest rate (specified on the cover page). Therefore, you may earn significantly less by investing in the notes than you would have earned by investing directly in one or more of the reference assets.

4.	Risks relating to the reference assets.

The notes are subject to the risks of any investment in common stocks and American depositary shares (“ADS”), including the risk that the prices of the stocks and ADS may decline. Any of the following factors may have a negative effect on the value of any reference asset and thus adversely affect the trading value of the notes. The following is a list of some of the significant risks associated with a reference asset:

•
Historical performance of any reference asset does not indicate future performance of such reference asset. It is impossible to predict whether the value of any reference asset will rise or fall during the term of the notes; and

•
The trading price of any reference asset will be influenced by political, economic, financial, market and other factors. It is impossible to predict what effect these factors will have on the value of any reference asset.

5.	Because the tax treatment of the notes is uncertain, the material U.S. federal income tax consequences of an investment in the notes are uncertain.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of your note. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” beginning on page FWP-4 of this free writing prospectus and “Certain U.S. Federal Income Tax Considerations - Certain Equity-Linked Notes - Certain Notes Treated as a Put Option and a Deposit” in the prospectus supplement.

Please note that the prospectus, prospectus supplement, product supplement and this free writing prospectus do not describe all the risks of an investment in the notes. We urge you to consult your own financial and legal advisors as to the risks entailed by an investment in the notes.

SUMMARY

Payment at Maturity

Your total payment at maturity for each note you hold will depend on the performance of the reference assets between the initial valuation date and the final valuation date, inclusive.

For each $1,000 of notes and with respect to any reference asset, you will receive a cash delivery amount relating to such reference asset if, and only if, either of the following is true: (a) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset falls below its respective barrier price on any day, but the final price of such reference asset is equal to or greater than the initial price of such reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset never falls below its respective barrier price on any day.

For each $1,000 of notes and with respect to any reference asset, you will receive a physical delivery amount (with any fractional shares relating to such reference asset to be paid in cash in an amount equal to the fractional shares relating to such reference asset multiplied by the final price of such reference asset) if both of the following are true: (a) the final price of such reference asset is lower than the initial price of such reference asset and (b) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset on any day is below its respective barrier price. Under some circumstances to be determined by and at the sole option of HSBC USA Inc., we may pay investors, in lieu of a physical delivery amount for any reference asset, the cash equivalent of such shares with a per share price equal to the final price of such reference asset. However, we currently expect to deliver the physical delivery amount(s) with respect the reference assets and not cash in lieu of the physical delivery amount(s) in the event the conditions described above occur with respect to such reference asset(s).

In respect to a reference asset, you will receive either a cash delivery amount or a physical delivery amount relating to such reference asset. Thus, because the notes are linked to the performance of six reference assets in an equally-weighted basket, your total payment at maturity may consist of cash delivery amounts, physical delivery amounts or a combination of cash delivery amount(s) and physical delivery amount(s).

For any reference asset, if the final valuation date is not a scheduled trading day, the final price of such reference asset will be determined on the following day that is a scheduled trading day.

As described in the product supplement, on any scheduled trading day on which the value of a reference asset must be calculated by the calculation agent, (i) if the relevant exchange is the NASDAQ Stock Market (“NASDAQ”), the market price of such reference asset will be the NASDAQ official closing price (NOCP) or (ii) if the NASDAQ is not the relevant exchange, the market price of such reference asset will be the official closing price of the relevant exchange, in each case as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If a reference asset is not listed or traded as described above for any reason other than a market disruption event, then the market price for such reference asset on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for such reference asset obtained from as many dealers in such reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

In the event that the maturity date is postponed or extended as described under “Specific Terms of the Notes - Maturity Date” in the product supplement, the related payment of principal will be made on the postponed or extended maturity date.
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Cash Delivery Amount

With respect to a reference asset, the cash delivery amount is a cash payment equal to the product of (i) the principal amount of your notes multiplied by (ii) the weighting of such reference asset.

Physical Delivery Amount

With respect to a reference asset, if the payment at maturity is in physical shares of such reference asset, you will receive a number of shares of such reference asset referred to as the “physical delivery amount” (with any fractional shares relating to such reference asset to be paid in cash in an amount equal to the number fractional shares relating to such reference asset multiplied by the final price of such reference asset). The physical delivery amount with respect to a reference asset will be calculated by the calculation agent by dividing the principal amount of your notes by the initial price of such reference asset, and multiplied by the weighting of such reference asset. The physical delivery amount with respect to any reference asset, the initial price of any reference asset and other amounts may change due to corporate actions.

Interest

The notes will pay interest at the interest rate specified on the front cover of this free writing prospectus, and interest payments will be made on the interest payment dates specified on the front cover of this free writing prospectus. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. For more information, see “Description of the Notes - Fixed Rate Notes” in the prospectus supplement.

Market Disruption Event

To the extent a market disruption event exists on a day on which the final price of a reference asset is to be determined, the market price of such reference asset will be determined on the first following scheduled trading day on which a market disruption event does not exist with respect to such reference asset; provided that if a market disruption event exists with respect to such reference asset on five consecutive scheduled trading days, that fifth scheduled trading day shall be the final valuation date, and the calculation agent shall determine the final price of such reference asset on such date. For the avoidance of doubt, if no market disruption event exists with respect to a reference asset on the final valuation date, the determination of the final price of such reference asset will be made on the final valuation date, irrespective of the existence of a market disruption event with respect to one or more of the other reference assets.

The calculation agent will notify the noteholders of the existence of a market disruption event with respect to a reference asset on any day that but for the occurrence or existence of a market disruption event would have been the final valuation date.

Merger Event and Tender Offer

If a merger event or tender offer occurs with respect to any reference asset and any distributions of property (other than the publicly quoted new shares that are traded or listed on the New York Stock Exchange, the American Stock Exchange, NASDAQ or their successors in interest) are made on the shares of such reference asset, in whole or in part, then the calculation agent shall accelerate the maturity date to the day which is five business days after the approval date. On the accelerated maturity date, we shall pay to each holder of a note the total payment at maturity, which may consist of cash delivery amounts, physical delivery amounts or a combination of cash delivery amount(s) and physical delivery amount(s), provided that the final price of that reference asset subject to a merger event or tender offer will be deemed to be the value of all consideration received (or that would be received) in respect of that event, and the final valuation date will be deemed to be the approval date and the relevant period with respect to any interest payment shall be deemed to end on and include the approval date. The calculation agent shall adjust the payment at maturity for the value of the imbedded options that would preserve for a holder of notes the economic equivalent of any remaining payment obligations with respect to the notes hereunder. In addition, on the accelerated maturity date, the final prices for the other reference assets shall be the market prices of such reference assets on the accelerated final valuation date referred to above.

Share Delisting, Nationalization, Insolvency

If a nationalization, insolvency or share delisting occurs with respect to any reference asset, the calculation agent shall accelerate the maturity date to the day which is five business days after the announcement date. On the accelerated maturity date, the issuer shall pay to each noteholder the total payment at maturity, which may consist of cash delivery amounts, physical delivery amounts or a combination of cash delivery amount(s) and physical delivery amount(s), provided that the final price of each reference asset will be deemed to be the market price of such reference asset on the scheduled trading day immediately prior to the announcement date. In addition, the calculation agent shall adjust the payment at maturity for the value of the imbedded options that would preserve for a holder of notes the economic equivalent of any remaining payment obligations with respect to the notes hereunder.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

[You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, each note should be treated for federal income tax purposes as a put option written by you (the “Put Option”) that permits us to (1) sell the applicable reference asset to you at the maturity date for an amount equal to the Deposit (as defined below), or (2) “cash settle” the Put Option (i.e., require you to pay us at the maturity date the difference between the Deposit and the value of the applicable reference asset at such time), and a deposit with us of cash in an amount equal to the principal amount you invested (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes as cash deposits and put options with respect to the applicable reference asset for all U.S. federal income tax purposes. We also intend to treat the Deposits as “short-term obligations” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Short-Term Debt Instruments in the prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

As described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,” for purposes of dividing the 15.00 per cent (per annum) interest rate on the notes among interest on the Deposit and Put Premium, [●] per cent constitutes interest on the Deposit and [●] per cent constitutes Put Premium.
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If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.]

INFORMATION REGARDING REFERENCE ISSUERS AND REFERENCE ASSETS

All information on the reference assets and the reference issuers is derived from publicly available information. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a reference asset can be located by reference to the SEC file number specified in the description of each reference asset below. We make no representation that these publicly available documents are accurate or complete. For more information, we urge you to read the section “Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

Historical Performance of the Reference Assets

The description below of each reference asset includes a table that sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices, of the respective reference asset for each quarter in the period from January 1, 2002 through December 29, 2006 and for the period from January 2, 2007 through March 2, 2007. We obtained the data in these tables from Bloomberg Financial Service, without independent verification by us. All historical prices are denominated in USD and rounded to the nearest penny. Historical prices of each reference asset should not be taken as an indication of future performance of such reference asset.

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ILLUSTRATIVE EXAMPLES

The examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the final prices of reference assets relative to their respective initial prices. We cannot predict the final price of any reference asset on the final observation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial prices, barrier prices and final prices of the reference assets used in the illustrations below are not the actual initial prices, barrier prices and final prices of the reference assets. In addition, the examples assume that the reference assets have no dividend yield. You should not take these examples as an indication or assurance of the expected performance of the reference assets. The hypothetical total value of Cash Delivery Amounts is rounded to the nearest dollar. The hypothetical total payment at maturity in both example 1 and example 2 below does not include interest payment(s).

The following examples indicate how the total payment at maturity would be calculated with respect to a hypothetical $1,000 investment in the notes and illustrate the total payment at maturity may consists of cash delivery amounts, physical delivery amounts or a combination of cash delivery amount(s) and physical delivery amount(s). These examples assume that the notes are held to maturity. The total payment at maturity received by investors will depend on several factors, including, but not limited to, with respect to a reference asset (i) whether the market price of such reference asset is below its respective barrier price on any day between the initial valuation date and the final valuation date, inclusive, and (ii) the final price of such reference asset. The following is a general description of how the hypothetical total payment at maturity were determined:

•  With respect to a reference asset if (a) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset falls below its respective barrier price on any day, but the final price of such reference asset is equal to or greater than the initial price of such reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset never falls below its respective barrier price on any day, you will receive a cash delivery amount relating to such reference asset; or

• With respect to a reference asset if (a) the final price of a reference asset is lower than the initial price of such reference asset and (b) between the initial valuation date and the final valuation date, inclusive, the market price of such reference asset on any day is below its respective barrier price, you will receive a physical delivery amount relating to such reference asset (with any fractional shares relating to such reference asset to be paid in cash in an amount equal to the fractional shares relating to such reference asset multiplied by the final price of such reference asset).

Example 1 : Certain reference assets experience increases and other reference assets experience decreases in their respective final prices relative to their respective initial prices, but the market price of each reference asset was never below its respective barrier price on any day between the initial valuation date and final valuation date, inclusive. Therefore, an investor in notes would receive the cash delivery amount with respect to each reference asset.

REFERENCE ASSET	INITIAL PRICE	BARRIER PRICE EVER REACHED	FINAL PRICE	WEIGHTING	CASH DELIVERY AMOUNT	PHYSICAL DELIVERY AMOUNT VALUE
Omnivision	$12.11	No	$12.36	16.667%	$166.67	$0.00
Continental	$39.58	No	$38.50	16.667%	$166.67	$0.00
Rambus	$19.62	No	$21.25	16.667%	$166.67	$0.00
Frontier	$29.20	No	$22.36	16.667%	$166.67	$0.00
NYX	$82.00	No	$82.36	16.667%	$166.67	$0.00
Elan	$12.70	No	$8.65	16.667%	$166.67	$0.00
Total Value of Cash Delivery Amounts and Total Value of Physical Delivery Amounts					$1000.00	$0.00
Dollar Value of Total Payment at Maturity					$1,000.00

Example 2: Certain reference assets experience increases and other reference assets experience decreases in their respective final prices relative to their respective initial prices, but the market prices of some reference assets fell below their respective barrier prices on any day between the initial valuation date and final valuation date, inclusive. Therefore, an investor in notes would receive a combination of cash delivery amounts and physical delivery amounts.

REFERENCE ASSET	INITIAL PRICE	BARRIER PRICE EVER REACHED	FINAL PRICE	WEIGHTING	CASH DELIVERY AMOUNT	PHYSICAL DELIVERY AMOUNT VALUE
Omnivision	$12.11	No	$13.36	16.667%	$166.70	N/A
Continental	$39.58	Yes	$37.50	16.667%	N/A	$157.94
Rambus	$19.62	No	$21.25	16.667%	$166.70	N/A
Frontier	$29.20	No	$21.56	16.667%	$166.70	N/A
NYX	$82.00	Yes	$80.22	16.667%	N/A	$163.08
Elan	$12.70	Yes	$10.98	16.667%	N/A	$144.12
Total Value of Cash Delivery Amounts and Total Value of Physical Delivery Amount					$500	$465.14
Dollar Value of Total Payment at Maturity					$965.14

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OMNIVISION TECHNOLOGIES, INC. (OVTI)

Description of Omnivision Technologies, Inc.

According to publicly available information, OmniVision Technologies, Inc. (“Omnivision”) engages in the design, development, and marketing of semiconductor image sensor devices. Omnivision’s image-sensing devices, referred under the name CameraChips, are used to capture an image and used in various commercial and consumer mass-market applications. The CameraChips are used in various consumer applications, such as camera cell phones, digital still and video cameras, personal computer camera applications, and interactive video and digital toy cameras. In addition, CameraChips are integrated into security and surveillance products and analog toy cameras, automotive products, and medical imaging devices. Further, Omnivision designs and develops software drivers for various computer operating systems, as well as embedded operating systems. Omnivision sells its products directly to original equipment manufacturers and value added resellers, and indirectly through distributors.

Omnivision’s SEC file number is 000-29939.

Historical Performance of Omnivision

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 29, 2002	6.23	2.96	5.52
June 28, 2002	7.35	4.75	7.12
September 30, 2002	7.30	2.96	3.30
December 31, 2002	9.77	2.70	6.79
March 31, 2003	12.32	6.33	10.36
June 30, 2003	18.74	10.37	15.57
September 30, 2003	25.74	15.26	21.11
December 31, 2003	33.83	20.94	27.63
March 31, 2004	33.46	22.24	27.31
June 30, 2004	29.65	14.78	15.95
September 30, 2004	16.00	8.96	14.15
December 31, 2004	20.34	13.75	18.35
March 31, 2005	20.91	15.06	15.15
June 30, 2005	16.65	13.00	13.59
September 30, 2005	15.53	11.94	12.62
December 30, 2005	22.49	11.74	19.96
March 31, 2006	30.98	20.19	30.20
June 30, 2006	34.49	19.86	21.12
September 29, 2006	21.50	13.85	14.27
December 31, 2006	18.90	13.45	13.65
January 1, 2007 through March 2, 2007	14.03	11.21	12.11

CONTINENTAL AIRLINES, INC. (CAL)

Continental Airlines, Inc.

According to publicly available information, Continental Airlines, Inc. (“Continental”), an air carrier, engages in the transportation of passengers, cargo, and mail. As of December 31, 2006, Continental’s fleet consisted of 366 mainline jets and 272 regional jets. Continental flew to 136 domestic and 126 international destinations, as well as offered additional connecting service through alliances with domestic and foreign carriers. Continental operates its domestic route system primarily through its hubs at Newark Liberty International Airport in the New York metropolitan area; George Bush Intercontinental Airport in Houston, Texas; and Hopkins International Airport in Cleveland, Ohio. Continental directly serves destinations throughout Europe, Canada, Mexico, Central and South America, and the Caribbean, as well as Tel Aviv, Delhi, Hong Kong, Beijing, and Tokyo.

Continental’s SEC file number is 001-10323.

Historical Performance of Continental

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 29, 2002	35.25	25.74	28.32
June 28, 2002	30.50	14.46	15.78
September 30, 2002	16.00	4.80	5.39
December 31, 2002	9.85	3.59	7.25
March 31, 2003	9.39	4.16	5.12
June 30, 2003	15.90	5.30	14.97
September 30, 2003	18.87	12.05	16.58
December 31, 2003	21.70	14.49	16.27
March 31, 2004	18.70	10.85	12.53
June 30, 2004	13.93	9.05	11.37
September 30, 2004	11.68	7.80	8.52
December 31, 2004	14.01	7.63	13.54
March 31, 2005	14.19	8.50	12.04
June 30, 2005	15.60	11.08	13.28
September 30, 2005	16.60	9.03	9.66
December 30, 2005	21.97	9.62	21.30
March 31, 2006	28.90	16.74	26.90
June 30, 2006	31.03	22.51	29.80
September 29, 2006	32.04	22.03	28.31
December 31, 2006	46.29	28.56	41.25
January 1, 2007 through March 2, 2007	52.40	38.02	39.60

FWP-7

RAMBUS, INC. (RMBS)

Description of Rambus, Inc.

According to publicly available information, Rambus, Inc. (“Rambus”) engages in the invention and license of chip interface technologies in California. Rambus’ memory interface products include DDR interface solution, which provides a comprehensive suite of interface cells and services; RDRAM memory interface, which enables exceptional system bandwidth-to-cost ratios for a broad range of consumer electronic, networking, and computing applications; and XDR DRAM technology, a total memory system solution, which is used for graphics processing, consumer electronics, network, and server applications. Rambus’ logic interfaces products include PCI express interface products, which support applications in computing, communications, and consumer electronics systems, including graphics, core electronics chip sets, switch, and bridge chips; high-speed input/output interfaces; networking interfaces; and interface solutions for high speed backplane application. Its licensed products are used in a range of computing, consumer electronics, and communications applications. In addition, Rambus offers engineering services to companies to help them integrate its interface technologies into their chip and system products. Rambus sells its interfaces and licenses to customers in the Far East, North America, and Europe.

Rambus’ SEC file number is 000-22339.

Historical Performance of Rambus

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 29, 2002	9.58	5.35	7.79
June 28, 2002	8.10	3.08	4.09
September 30, 2002	6.75	3.75	4.34
December 31, 2002	9.75	3.90	6.71
March 31, 2003	16.97	6.75	13.21
June 30, 2003	20.17	12.78	16.52
September 30, 2003	21.00	15.20	16.84
December 31, 2003	32.65	16.60	30.70
March 31, 2004	36.56	23.59	28.02
June 30, 2004	29.69	15.55	17.73
September 30, 2004	18.25	12.34	15.69
December 31, 2004	27.85	14.87	23.00
March 31, 2005	23.79	12.95	15.07
June 30, 2005	16.14	13.16	13.38
September 30, 2005	14.65	10.22	12.10
December 30, 2005	18.00	10.75	16.19
March 31, 2006	40.22	17.50	39.34
June 30, 2006	46.99	19.79	22.81
September 29, 2006	25.38	10.25	17.44
December 31, 2006	23.83	15.87	18.93
January 1, 2007 through March 2, 2007	23.95	17.31	19.62

FRONTIER OIL CORPORATION (FTO)

Description of Frontier Oil Corporation

According to publicly available information, Frontier Oil Corporation (“Frontier”), an energy company, engages in crude oil refining and the wholesale marketing of refined petroleum products. Frontier purchases crude oil to be refined and markets the refined petroleum products, including various grades of gasoline, diesel fuel, jet fuel, asphalt, chemicals, and petroleum coke. Frontier operates refineries in Cheyenne, Wyoming and El Dorado, Kansas. The gasoline and diesel produced by Cheyenne refinery are primarily shipped via pipeline to terminals for distribution by truck or rail. The pipeline shipments from the Cheyenne refinery are handled mainly by the Kaneb pipeline, serving Denver and Colorado Springs, Colorado; and the ConocoPhillips pipeline, serving Sidney, Nebraska. The primary markets for the El Dorado refinery’s refined products are Colorado and the Plains States, which include the Kansas City metropolitan area. The gasoline, diesel, and jet fuel produced by this refinery are primarily shipped via pipeline to terminals for distribution by truck or rail. The Kaneb pipeline serves the northern Plains States; the Magellan pipeline Denver, Colorado; and the Magellan pipeline serves Kansas City and Carthage, Missouri and Des Moines, Iowa. FOC also owns FGI, LLC, an asphalt terminal and storage facility in Grand Island, Nebraska.

Frontier’s SEC file number is 001-07627.

Historical Performance of Frontier

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 29, 2002	5.48	3.99	5.37
June 28, 2002	5.69	3.67	4.40
September 30, 2002	4.38	2.87	3.10
December 31, 2002	4.40	2.67	4.31
March 31, 2003	4.56	3.50	4.28
June 30, 2003	4.54	3.77	3.80
September 30, 2003	4.04	3.48	3.68
December 31, 2003	4.45	3.68	4.31
March 31, 2004	4.96	4.02	4.85
June 30, 2004	5.30	4.25	5.30
September 30, 2004	5.93	4.56	5.90
December 31, 2004	6.73	5.56	6.67
March 31, 2005	9.23	5.98	9.07
June 30, 2005	14.91	9.23	14.68
September 30, 2005	23.09	13.28	22.18
December 30, 2005	22.94	15.77	18.77
March 31, 2006	30.98	18.99	29.68
June 30, 2006	33.10	23.75	32.40
September 29, 2006	37.80	24.33	26.58
December 31, 2006	33.00	24.00	28.74
January 1, 2007 through March 2, 2007	30.96	25.47	29.20

FWP-8

NYSE GROUP, INC. (NYX)

Description of NYSE Group, Inc.

According to publicly available information, NYSE Group, Inc. (“NYX”) operates multiple securities market centers in the United States. NYX operates New York Stock Exchange (NYSE) and NYSE Arca securities market centers. NYX, through these market centers, engages in securities listings; providing market-information products and services; and offering various investment vehicles and order execution services. NYSE is a liquid equities market, where customers could choose between the floor-based auction markets and subsecond electronic trading. NYSE provides a marketplace, where investors meet directly to buy and sell listed companies' common stock and other securities. NYX trades in approximately 480 closed-end funds that offer investors professional management, portfolio diversification, and liquidity and trading; offers approximately 980 corporate, agency, and government bonds; and trades in exchange-traded fund products. NYSE also provides order execution services that primarily include NYSE Direct+, Anonymous SuperDOT, and SuperDot, which help market professionals to execute and manage orders; trades in approximately 600 structured products; and offers information products. The common stock of NYX started trading on NYSE on March 7, 2006; therefore, the historical prices of NYX commenced on and from March 7, 2006.

NYX’s SEC file number is 001-32829.

Historical Performance of NYX

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 29, 2002	N/A	N/A	N/A
June 28, 2002	N/A	N/A	N/A
September 30, 2002	N/A	N/A	N/A
December 31, 2002	N/A	N/A	N/A
March 31, 2003	N/A	N/A	N/A
June 30, 2003	N/A	N/A	N/A
September 30, 2003	N/A	N/A	N/A
December 31, 2003	N/A	N/A	N/A
March 31, 2004	N/A	N/A	N/A
June 30, 2004	N/A	N/A	N/A
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	N/A	N/A	N/A
June 30, 2005	N/A	N/A	N/A
September 30, 2005	N/A	N/A	N/A
December 30, 2005	N/A	N/A	N/A
March 31, 2006	90.35	66.98	79.25
June 30, 2006	80.45	48.62	68.48
September 29, 2006	74.83	56.05	74.75
December 31, 2006	112.00	71.40	97.20
January 1, 2007 through March 2, 2007	109.50	80.90	82.01

ELAN CORPORATION, PLC (ELN)

Description of Elan Corporation, plc

According to publicly available information, Elan Corporation, plc (“Elan”) operates as a neuroscience-based biotechnology company worldwide. Elan operates through two segments, Biopharmaceuticals and Elan Drug Technologies. Biopharmaceuticals segment engages in the research, development, and commercial activities, which includes autoimmune diseases and neurodegenerative diseases. Elan also markets various hospital products, such as Maxipime, an antibiotic that is used to treat patients with infections; Azactam, which is used to treat pneumonia, post surgical infections, and septicemia; and Prialt, used for the treatment of chronic pain. This segment, through collaboration with Biogen Idec, also develops and commercializes Tysabri, an alpha 4 integrin antagonist, for the treatment of multiple sclerosis and Crohn’s disease. Tysabri is designed to inhibit immune cells from leaving the bloodstream and to prevent these cells from migrating into chronically inflamed tissue where they might cause or maintain inflammation. Elan Drug Technologies segment focuses on pharmaceutical product development and manufacturing of drug delivery technologies. This segment’s products include Emend, an oral tablet form of aprepitant, which is a poorly water-soluble compound; Megace ES, a concentrated oral suspension; Rapamune, a convenient oral tablet form eliminating reconstitution and refrigerated storage of original compound; and TriCor. Elan sells its pharmaceutical products primarily to drug wholesalers in the United States, the United Kingdom, and Ireland. It has a collaboration agreement with Transition Therapeutics, Inc. for the development of AZD-103, for the treatment of Alzheimer's disease.

Elan’s SEC file number is 001-13896.

Historical Performance of Elan

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 29, 2002	45.18	12.01	13.91
June 28, 2002	13.97	5.30	5.47
September 30, 2002	5.65	1.31	1.93
December 31, 2002	3.09	1.03	2.46
March 31, 2003	4.98	2.25	2.79
June 30, 2003	9.02	2.70	5.64
September 30, 2003	6.46	4.05	5.29
December 31, 2003	7.07	4.72	6.89
March 31, 2004	21.02	6.88	20.62
June 30, 2004	25.60	19.10	24.74
September 30, 2004	25.90	16.45	23.40
December 31, 2004	30.45	20.52	27.25
March 31, 2005	29.93	3.00	3.24
June 30, 2005	8.42	3.30	6.82
September 30, 2005	9.49	6.72	8.86
December 30, 2005	14.51	7.62	13.93
March 31, 2006	16.83	11.88	14.44
June 30, 2006	19.42	14.06	16.70
September 29, 2006	16.85	13.14	15.60
December 31, 2006	16.15	13.80	14.75
January 1, 2007 through March 2, 2007	14.78	11.70	12.66

FWP-9